                   Resorts International Hotel & Casino, Inc.
                                                                    Exhibit 12.1
                    Computation of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                     Period from        Period from
                                  April 25, 2001 to   January 1, 2001
                                  December 31, 2001  to April 24, 2001      2000           1999           1998           1997
                                  ------------------------------------------------------------------------------------------------
                                     (Successor)       (Predecessor)    (Predecessor)  (Predecessor)  (Predecessor)  (Predecessor)

Earnings
  Pre-tax income (loss
   from operations                           12,783             (4,893)      (22,406)       (33,363)        (5,511)        (2,928)
  Fixed Charges                               7,117              7,918        25,179         21,337         19,762         19,086
                                  ------------------------------------------------------------------------------------------------

    Total earnings available
     for fixed charges                       19,900              3,025         2,773        (12,026)        14,251         16,158
                                  ================================================================================================

Fixed Charges
  Interest expense                            6,219              7,673        24,703         20,999         19,455         18,639
  Interest component of
   operating leases                             898                245           476            338            307            447
                                  ------------------------------------------------------------------------------------------------

    Total fixed charges                       7,117              7,918        25,179         21,337         19,762         19,086
                                  ================================================================================================

Ratio of earnings to
 fixed charges                                 2.80               0.38          0.11           0.00           0.72           0.85
                                  ================================================================================================
                                                                                                (1)

(1)  Earnings were inadequate to cover fixed charges by $9,311 for 1999.

     Per this ratio, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expensed plus the portion of rent expense under the operating leases deemed by us to be representative of the interest factor. Assuming the closing of the offering of the original notes and application of the related proceeds had occurred on April 25, 2001, the fixed charge ratio for the period from April 25, 2001 to December 31, 2001 would have been 1.24:1.